EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.333-221349 on Form S-8 of our report dated March 7, 2018, relating to the consolidated financial statements of Aquantia Corp. appearing in the Annual Report on Form 10-K of Aquantia Corp. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 7, 2018